UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12

TORTOISE ENERGY INFRASTRUCTURE CORPORATION
TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.
TORTOISE MIDSTREAM ENERGY FUND, INC.
TORTOISE PIPELINE & ENERGY FUND, INC.
TORTOISE ENERGY INDEPENDENCE FUND, INC.
ECOFIN SUSTAINABLE AND SOCIAL IMPACT TERM FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDENDUM TO PROXY STATEMENT

The following is added to the end of the section of the Company’s proxy statement entitled “PROPOSAL ONE – ELECTION OF ONE DIRECTOR” under the subheading “ADDITIONAL INFORMATION CONCERNING CERTAIN LITIGATION”:

NDP Stockholder Litigation

On July 10, 2024, the Nominating Stockholder, JID 2013 Trust Holdings LLLP, commenced litigation in the United States District Court for the District of Maryland against NDP and its directors.  The complaint alleges that the decision by the Board of Directors, in light of the previously announced decision by Jennifer Paquette that she would not stand for re-election as a director of any of the Companies at this year’s Annual Meeting, to reduce the size of the Board to four directors was taken for invalid reasons of entrenchment and purportedly constitutes a breach of the terms of NDP’s Articles of Incorporation and of the Board of Directors’ fiduciary duties to NDP stockholders.  The complaint seeks as relief, among other things, a declaratory judgment stating that NDP stockholders are entitled to elect two directors at the 2024 Annual Meeting and an injunction prohibiting the directors of NDP from reducing the size of the Board.  NDP and its directors believe these claims do not have merit and intend to contest them.